Exhibit 99.1

Contact:	Diana G. Purcel – Chief Financial Officer 952-294-1300
Famous Dave’s Reports Third Quarter Loss of $0.08 per share
Includes one-time net charges of $0.24 per share
MINNEAPOLIS, October 29, 2008 - Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue of $35.1 million and a net loss of $763,000, or $0.08 per diluted share, for its fiscal third quarter ending September 28, 2008. As previously announced, results include asset impairment, lease termination and other closing costs relating to underperforming restaurants and a restaurant closure. These charges were approximately $3.9 million, or $0.27 per diluted share. In addition, there were deferred rent credits of approximately $477,000 or $0.03 per diluted share, for these locations reflected as a reduction of operating expense. Total revenue for the quarter increased 10.0 percent over the comparable period in 2007.
Same store sales for the company’s restaurants open for 24 months or more declined 4.7 percent during the quarter, reflecting declines in dine-in, To-Go, and catering, while same store sales for its franchise-operated restaurants declined 4.6 percent. Franchise royalty revenue for the quarter totaled $4.4 million, an increase of 6.2 percent over the comparable period in 2007.
Sales growth in the third quarter for company-owned restaurants was driven by the four new restaurants opened since the third quarter of 2007 and weighted average price increases of approximately 3.6 percent.
For the nine months ended September 28, 2008 revenue was $107.6 million and net income was $2.3 million, or $0.24 per diluted share.
Same store sales for the company’s restaurants open for 24 months or more were essentially flat on a year-to-date basis, while same store sales for its franchise-operated restaurants declined 2.8 percent.
“The continued and increasing challenges posed by the economy, including rising costs and downward pressure on sales, have made the environment very difficult for the entire restaurant industry,” said Christopher O’Donnell, president and CEO of Famous Dave’s. “Famous Dave’s is addressing these challenges with, among other things, initiatives to lower expenses and to further enhance our menu offerings. Once the economy begins to improve we will be in a stronger position than ever before.”
Sales for the third quarter, on a year-over-year basis, reflect the opening of four new company-owned restaurants since the third quarter of 2007. These sales gains were partially offset by increased food, labor and utility costs.
Charges
During the quarter, the company evaluated its company-owned restaurant base and the long-term prospects of those restaurants that have not been meeting sales, profitability and cash flow goals. That evaluation resulted in the decision to record net impairment charges of approximately $2.0 million related to two locations, one in Chicago and one in Minneapolis, both of which are expected to remain operational through the end of their original lease terms. Additionally, there was $477,000 in deferred rent for these locations that will be taken into income by offsetting operating expense.
In September, the company closed a restaurant in Carpentersville, Illinois, in conjunction with the opening of a new restaurant less than four miles away in Algonquin, Illinois. The move supports the company’s strategy to reposition legacy restaurants within a market when opportunities arise. Famous Dave’s recorded a charge of approximately $207,000 representing the disposal of assets. There was also $59,000 of deferred rent for this location that offset operating expense. The company has been in negotiations with the landlord to buyout this lease as well as the lease for a location that closed in 2006. Subsequent to the quarter, the company reached a tentative agreement for a total buyout of these two leases, and has recorded a liability of $80,000, reflected in the company’s third quarter results.
Also, in the third quarter, Famous Dave’s acquired three franchise restaurants in Atlanta from a franchisee in exchange for amounts owed. These restaurants generated a cash flow loss of approximately $213,000 for the third quarter. Based on the company’s assessment of expected future cash flows from these locations, a net impairment charge was recorded for approximately $1.7 million related to assets acquired. The company has completed its assessment of the long-term viability of these restaurants and continues to have discussions with the landlords regarding the buyout of these leases.
“We made what we believe is a prudent decision to incur charges and write-offs during the quarter that will negatively impact us in the short term, but will strengthen our position in the long term,” said O’Donnell.
Stock-Based Compensation and Common Share Repurchases
Earnings results for the third quarter of 2008 included approximately $100,000 or $0.01 per diluted share, in compensation expense related to the company’s stock-based incentive programs, as compared to approximately $424,000, or $0.03 per diluted share, for the prior year comparable period. Stock-based compensation expense for the nine months ended September 2008 was approximately $698,000 compared to approximately $1.5 million for the prior year comparable period.
During the third quarter of fiscal 2008, the company repurchased 576,956 shares of common stock at an average price of $8.52 per share, excluding commissions, and during the nine month period, the company repurchased 592,956 shares of common stock at an average price of $8.55 per share, excluding commissions.
Marketing and Development
Marketing and Development highlights during the quarter included a Smokehouse Steak “limited time offer”. The promotion, which featured Certified Angus Beef® flank steak, is available through November, and continues to exceed expectations.
During the third quarter of fiscal 2008, the company opened three franchise-operated restaurants, while two franchise-operated restaurants closed in the Pittsburgh market and three franchise-operated restaurants were taken over by the company in the Atlanta market for amounts owed. Famous Dave’s ended the quarter with 170 restaurants, including 47 company-owned restaurants and 123 franchise-

operated restaurants, located in 36 states.
Outlook
Famous Dave’s recently updated its guidance regarding system growth and anticipates opening a total of approximately 15 restaurants in 2008 including four company-owned locations. Several franchise operated restaurants originally expected to open during the fourth quarter, recently experienced construction delays and have now moved into 2009.
At the beginning of October, the company took a price increase of 2.0% to mitigate increasing costs. No further price increases are expected in fiscal 2008.
Conference Call
The company will host a conference call tomorrow, October 30, 2008, at 10:00 a.m. Central Time to discuss its third quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
About Famous Dave’s
Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 50 locations and franchises 123 additional units in 36 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
Revenue:
Restaurant sales, net	$30,407	$27,168	$93,219	$80,835
Franchise royalty revenue	4,366	4,113	13,194	11,894
Franchise fee revenue	110	437	457	993
Licensing and other revenue	205	184	707	718

Total revenue	35,088	31,902	107,577	94,440

Costs and expenses:
Food and beverage costs	9,523	8,231	28,754	24,503
Labor and benefits costs	9,816	8,270	28,726	24,073
Operating expenses	7,497	6,782	24,162	20,236
Depreciation and amortization	1,397	1,109	4,126	3,394
Asset impairment and lease termination and other closing costs	3,879	—	3,879	—
General and administrative expenses	3,337	4,247	12,370	12,943
Pre-opening expenses	333	349	636	391
Net loss on disposal of property	10	10	16	110

Total costs and expenses	35,792	28,998	102,669	85,650

(Loss) income from operations	(704)	2,904	4,908	8,790

Other expense:
Interest expense	(504)	(352)	(1,478)	(1,065)
Interest income	73	70	172	223
Other (expense) income, net	(3)	(5)	(33)	25

Total other expense	(434)	(287)	(1,339)	(817)

(Loss) income before income taxes	(1,138)	2,617	3,569	7,973

Income tax benefit (expense)	375	(885)	(1,225)	(2,700)

Net (loss) income	$(763)	$1,732	$2,344	$5,273

Basic net (loss) income per common share	$(0.08)	$0.17	$0.25	$0.53

Diluted net (loss) income per common share	$(0.08)	$0.17	$0.24	$0.51

Weighted average common shares outstanding – basic	9,304,000	9,932,000	9,516,000	10,043,000

Weighted average common shares outstanding – diluted	9,445,000	10,285,000	9,671,000	10,396,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
Food and beverage costs (1)	31.3%	30.3%	30.8%	30.3%
Labor and benefits costs (1)	32.3%	30.4%	30.8%	29.8%
Operating expenses (1)	24.6%	25.0%	25.9%	25.0%
Depreciation & amortization (restaurant level) (1)	4.2%	3.6%	4.0%	3.7%
Depreciation & amortization (corporate level) (2)	0.4%	0.4%	0.3%	0.4%
Asset impairment and lease termination and other closing costs (1)	12.8%	—	4.2%	—
General and administrative expenses (2)	9.5%	13.3%	11.5%	13.7%
Pre-opening expenses and loss on disposal of property (1)	1.1%	1.3%	0.7%	0.6%

Total costs and expenses (1)	106.3%	90.6%	96.5%	89.4%
(Loss) income from operations (2)	(2.0%)	9.1%	4.6%	9.3%

(1)	As a percentage of restaurant sales, net

(2)	As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 28,	December 30,
	2008	2007
ASSETS
Current assets	$12,951	$14,255
Property, equipment and leasehold improvements, net	58,669	57,243
Other assets	1,430	2,444

Total assets	$73,050	$73,942

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$29,795	$28,085
Long-term obligations	15,026	15,457
Shareholders’ equity	28,229	30,400

Total liabilities and shareholders’ equity	$73,050	$73,942

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
Total weighted average weekly net sales (AWS):
Company-Owned	$49,429	$51,667	$52,368	$50,907
Franchise-Operated	$58,276	$58,196	$58,449	$58,343

AWS 2005 and Post 2005: (1)
Company-Owned	$62,578	$67,610	$67,918	$70,057
Franchise-Operated	$64,600	$65,184	$65,691	$67,187

AWS Pre 2005: (1)
Company-Owned	$46,295	$49,827	$48,608	$48,783
Franchise-Operated	$50,355	$51,483	$49,834	$50,567

Operating Weeks:
Company-Owned	608	522	1,772	1,582
Franchise-Operated	1,597	1,443	4,723	4,155

24 month comparable net sales:
Company-Owned	(4.7%)	2.1%	0.1%	1.7%
Franchise-Operated	(4.6%)	(3.2%)	(2.8%)	(2.8%)

18 month comparable net sales:
Company-Owned	(4.8%)	2.1%	(0.1%)	1.7%
Franchise-Operated	(5.2%)	(3.5%)	(3.7%)	(4.1%)

Total number of restaurants:
Company-Owned	47	41	47	41
Franchise-Operated	123	114	123	114

Total	170	155	170	155

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.